Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Barnes & Noble, Education, Inc. for the registration of up to 19,084,821 shares of its common stock and to the incorporation by reference therein of our report dated July 1, 2024, with respect to the consolidated financial statements of Barnes & Noble Education, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended April 27, 2024 and the financial statement schedules of Barnes & Noble, Education, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Iselin, New Jersey

July 12, 2024